EXHIBIT 11

                          XILINX, INC.
        STATEMENT OF COMPUTATION OF NET INCOME PER SHARE
            (in thousands, except per share amounts)


                                       Years Ended March 31,

                                     1996      1995      1994
                                  ---------  --------  --------
PRIMARY
Weighted average number of
  common shares outstanding          71,092    69,414    67,962
Incremental common shares
  attributable to outstanding         7,863     4,695     4,275
  options
                                  ---------  --------  --------
Total shares                         78,955    74,109    72,237
                                  ---------  --------  --------
Net income                        $ 101,454  $ 59,278  $ 41,279
                                  ---------  --------  --------
Net income per share              $    1.28  $   0.80  $   0.57
                                  ---------  --------  --------
FULLY DILUTED
Weighted average number of
     common shares outstanding       71,092    69,414    67,962
Incremental common shares
      attributable to outstanding     8,146     5,124     4,275
options
                                  ---------  --------  --------
Total shares                         79,238    74,538    72,237
                                  ---------  --------  --------
Net income                        $ 101,454  $ 59,278  $ 41,279
                                  ---------  --------  --------
Net income per share              $    1.28  $   0.80  $   0.57
                                  ---------  --------  --------